Exhibit 10.19

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of this 1st day of November 2014 (the “Effective Date”), by and between Mattersight Corporation, a Delaware Corporation (“Mattersight”) and Richard Dresden, a resident of the State of Illinois (the “Employee”).

A. Mattersight and Employee are parties to that certain Executive Employment Agreement, dated as of February 10, 2014 (the “Agreement”), setting forth the terms and conditions of Employee’s employment with Mattersight.

B. The parties desire to amend the Agreement as set forth herein, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2. The first sentence of Section 3, Salary, is hereby deleted in its entirety and replaced with the following:

“For services rendered hereunder, the Company shall pay Employee a base salary at the per annum rate of $275,000, less standard payroll deductions and withholdings, and payable in accordance with the Company’s regular payroll schedule.”

3. The Agreement shall remain unmodified other than as expressly set forth herein and, as so modified, shall remain in full force and effect.

IN WITNESS WHEREOF, Employee and a duly authorized officer of Mattersight have executed this Amendment as of the date set forth above.

Mattersight Corporation (“Company”)		Richard Dresden (“Employee”)

By:	/s/ MARK ISERLOTH	/s/ RICHARD DRESDEN

Title:	Chief Financial Officer